Exhibit 99.5

To the Shareholders of Babcock & Wilcox Enterprises, Inc.:
Babcock & Wilcox Enterprises, Inc. (the “Company”) has entered into arrangements for a rights offering of the Company that includes, among other things, the following key components:

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The Company distributed to holders of its common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) for each Common Share (the “Rights Offering”) held as of 5:00 p.m., New York City time, on March 15, 2018.

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The Rights Offering commenced on March 19, 2018. In the Rights Offering, each Right will entitle the holder to a basic subscription privilege. Under the basic subscription privilege, each whole Right entitles its holder to purchase 2.8 Common Shares at a subscription price of $2.00 per Common Share (the “Subscription Price”), provided that the Company will not issue any fractional Common Shares in the Rights Offering and exercises of Rights will be rounded down to the nearest whole Common Share.

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The Company has entered into an Equity Commitment Arrangement with the Vintage Capital Management, LLC (the “Backstop Purchaser”) which provides, on the terms and subject to the conditions set forth therein, that the Backstop Purchaser will purchase any unsubscribed Common Shares in the Rights Offering at the Subscription Price, up to a total commitment of $245,000,000. The Backstop Purchaser will also be entitled to exercise its basic subscription privilege in the Rights Offering.

•	The Company expects to issue an aggregate of 124,256,280 Common Shares in the Rights Offering.

•	The Rights Offering will expire at 5:00 p.m., New York City time, on April 30, 2018, unless extended by the Company.
The stock issuances described above would normally require your approval as shareholders of the Company pursuant to the Shareholder Approval Policy of the New York Stock Exchange (the “NYSE”). The Audit and Finance Committee of the Board of Directors of the Company determined that the delay that would result from obtaining your approval prior to the completion of these stock issuances would seriously jeopardize the financial viability of the Company. Because of that determination, the Audit and Finance Committee, pursuant to an exception provided in the NYSE’s shareholder approval policy for such a situation, expressly approved the transaction and the Company's reliance on the NYSE financial viability exception.

Exhibit 99.5

By delivering this letter to you, the Company, in reliance on the exception, is mailing to all of its shareholders notice of its intention to issue the Common Shares as described above and as further described in the accompanying prospectus supplement, without seeking your approval. The Common Shares to be issued in the Rights Offering will be issued at least ten days after the mailing of this letter.
The Common Shares to be issued in the Rights Offering will be issued pursuant to an effective registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the Rights Offering (the “Prospectus Supplement”) has been filed with the SEC and is available at the SEC’s website, http://www.sec.gov. This letter shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of, such Common Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
This letter does not set forth all of the terms and conditions of the issuances of the Common Shares and other transactions contemplated by the Equity Commitment Agreement. Interested parties should carefully read the Prospectus Supplement referred to above for additional information regarding such terms and conditions before making any investment decision regarding the Company or its securities.
This letter contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

Babcock & Wilcox Enterprises, Inc.
April 11, 2018